CIMPRESS
Q2 Fiscal Year 2015 Earnings Presentation Script
January 28, 2015

This script is intended to be read together with Cimpress’ presentation dated January 28, 2015 entitled “Q2 Fiscal Year 2015 Earnings presentation, commentary & financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1
This document is Cimpress’ second quarter fiscal year 2015 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2
Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q2 fiscal 2015 earnings presentation that accompanies these remarks.

Slide 3
This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Ernst Teunissen, CFO, will host a live question and answer conference call tomorrow, January 29th at 7:30 a.m. U.S. Eastern time which you can access through a link at ir.cimpress.com.

Slide 4
No notes here - transition slide

Slide 5
Total revenue for the second quarter was $439.9 million, reflecting a 19% increase year over year in USD, and 23% in constant currency, benefiting from the addition of our recent acquisitions of Printdeal (formerly named People & Print Group), Pixartprinting and FotoKnudsen, and investments in Brazil and Japan, as well as sequentially improved growth rates for our Vistaprint brand.

Second quarter GAAP net income grew 56% year over year and Non-GAAP adjusted net income grew 37% year-over-year. GAAP EPS was $1.89, and non-GAAP EPS was $2.12. During the quarter, we incurred a below-the-line unrealized gain of $7.2 million net of tax related to currency movements on our U.S. Dollar denominated intercompany loans, as well as a realized gain of $4.2 million on hedges not designated for hedge accounting. The value of the expected earn-out payments related to Printdeal and Pixartprinting acquisitions increased $3.7 million as a result of the continued strong performance of the acquired companies.

Importantly, during the quarter we continued to progress against the objectives of the strategic goals that we shared with investors at our August 2014 investor day in New York City.

Slide 6
For our Vistaprint business unit, we advanced on our multi-year effort to reposition the brand beyond our previous value proposition that was centered on the most price- and discount-sensitive of customers. This quarter we continued to optimize marketing tactics across markets in which we have already made significant pricing and positioning changes. We were pleased to see our year-over-year revenue growth trend improve in each of these markets in the second quarter though we continue to have more work to do. North America is performing well and in Europe, though growth rates will continue to take some time to reach their potential, we are seeing positive signs every quarter. This quarter we were particularly pleased to see continued traction in gross profit per customer as well as double-digit revenue growth from higher expectations customers in all major markets.

During the December quarter, we also executed well on our holiday offering:

•
We acquired fewer customers than in the recent past, but we did so in a way that introduced Vistaprint to customers with greater pricing transparency, improved functionality in our design studio and a cleaner visual brand identity.

•	We introduced over 300 new holiday card designs, including over 100 available in different languages.

•	In the UK, we launched a “QuickGift” mobile app that enables us to introduce customers to new products, inspire them with personalization options and leverage social media.

Finally, revenue from our digital business continued to decline year over year this quarter. We expect this trend to persist throughout FY 2015 as we continue to prioritize customer value proposition changes that de-emphasize the cross selling of products to our customers, including digital.

Slide 7
Turning to the other business units in our portfolio, we made good progress laying foundations for expansion into new geographic markets:

•
Through our joint venture in Japan, we are materially improving quality, delivery reliability, pricing transparency and the use of domestically relevant product formats and content. We are actively building the JV team and we are on track with the construction of the production facility that we expect to open in the first half of our next fiscal year.

•
Our business in India continued triple-digit year-over-year growth off a small revenue base. We invested in and expanded customer service and manufacturing operations, and we broadened our product line.

•	We began to consolidate financial results of the Brazilian web-to-print company, Printi LLC, in which we have a 41.6% minority interest. Printi executed well this quarter.

In Europe, Printdeal, Pixartprinting and Albumprinter performed well during the quarter.

•
Because of the strong year-to-date performance, and as mentioned earlier, we determined that the probability has increased that we will pay higher acquisition-related earn-outs for Printdeal and Pixartprinting. Therefore our GAAP results from the quarter include a $3.7 million change in estimate for the earn-outs.

•	The integration of FotoKnudsen, the leading photo products competitor in Norway that we acquired in July, continues to progress as expected.

•	As noted above, People & Print Group has changed its corporate name to “Printdeal”, the brand name it uses outside of the Netherlands.

Slide 8
As we have discussed many times before, we believe that our capabilities in mass customization are the core competitive strength of our company. We aspire to, over the coming years, significantly further that capability and to leverage it across multiple brands.

To this end, we have embarked on a major multi-year technology development investment, and are actively expanding our engineering, software and manufacturing teams to deliver on our vision for a common mass customization platform.

In the past quarter, we continued our efforts across our manufacturing and technology teams:

•
We introduced new functionality and products through our beta site for a broad range of embroidered soft goods and apparel that can be decorated with customer-specific logos starting at quantities of as low as one item.

•
We also continued to optimize the manufacturing process for Printdeal products in our Venlo facility. As mentioned last quarter, this integration will last beyond the end of Fiscal 2015 and should help us reduce costs and expand the product selection offered by our various brands served via Venlo.

•	We expanded other product lines and made quality improvements around the world, for instance launching photo books in India and Australia.

Slide 9
No notes here - transition slide

Slide 10

The quarterly trends for revenue and various measures of income are illustrated above.

In the quarter, the following three non-operational items had a net positive impact on our GAAP net income by a total of $7.7 million, but did not change non-GAAP net income or revenues:

•
Changes to the estimated fair value of future acquisition-related earn outs flow through our P&L post close. This quarter, we changed our estimate by $3.7 million related to an improved probability of strong performance of our Printdeal and Pixartprinting acquisitions. This is in the G&A line in our P&L. We are excluding these changes from our non-GAAP results and will report the cash payments of each earn out when they are incurred.

•
We execute currency forward contracts for which we do not apply hedge accounting, and as a result, we see volatility in our “Other expense, net” line due to changes in unrealized gains and losses on the mark-to-market of outstanding currency contracts. On a GAAP basis for the second quarter, the realized gain on hedging contracts was $4.2M, and the unrealized gain was immaterial.

•
We have U.S. Dollar denominated intercompany loans that result in non-operational, non-cash currency gains and losses. In Q2, this was an unrealized gain of $7.2 million net of tax, or approximately $0.21 in EPS, also in the “Other expense, net” line on our GAAP income statement. We expect these fluctuations will be ongoing and we will exclude these gains and losses from our non-GAAP earnings as well, as they reflect adjustments that do not have current or long-term cash implications.

Our income tax provision benefitted from the release of a reserve of about $1.3M related to the effective settlement of certain tax audits in the quarter, including the IRS audit of VP Limited for the years 2007 - 2009.  During the quarter we received notification (Form 870-AD) from IRS Appeals indicating that they have agreed with our position that Vistaprint Limited does not owe any additional US income tax.  This matter is now concluded.

Slide 11
Cash and cash equivalents were approximately $77.9 million as of December 31, 2014.

During the quarter, we generated $138.2 million in cash from operations, compared with $95.0 million in the second quarter of fiscal 2014. Free cash flow was $116.0 million in the second quarter compared to $67.8 million in the same period a year ago. There is seasonality in our business which typically creates significant working capital inflows in our second quarter in the area of accrued expenses such as advertising expenses, shipping costs, and indirect tax accruals, which we expect will become working capital outflows in Q3. Our TTM operating and free cash flow increases are due in part to increased profitability of our core business in the most recent period, and also due to the addition of Pixartprinting and Printdeal, which we acquired in Q4 2014. We expect our TTM cash flow to be lower than the Q2 TTM number for the full fiscal year.

On a trailing twelve-month basis, return on invested capital (or ROIC) as of December 31, 2014 increased along with margin expansion versus the year-ago TTM period. TTM GAAP ROIC was approximately 15%, and TTM Non-GAAP ROIC was approximately 23%. We believe we have a longer-term opportunity to improve ROIC even further.

Our senior secured leverage as of December 31, 2014 was 1.5 times trailing twelve month EBITDA as defined by our debt covenants. Although we expanded our credit facility in September to $850 million and increased our total leverage covenant, we have various covenants that currently result in lower borrowing availability.

Slide 12
For the second quarter of fiscal 2015, revenue performance by geography was as follows:

•	North American revenue was $206.5 million in the second quarter, reflecting 9% year-over-year growth in reported terms and and 10% in constant currency terms.

•
European revenue was $208.6 million, reflecting a year-over-year increase of 30% in reported terms and an increase of 41% year over year in constant currency terms. Excluding the results of Printdeal, Pixartprinting and FotoKnudsen, European revenue increased 4% in constant currencies. This is a sequential improvement and in line with our expectations as the roll out of changes to the value proposition have launched in our largest European markets including Germany and U.K. in FY14 and France in Q1 FY15. Revenue from newly acquired companies showed strong year-over-year growth in Q2.

•
Revenue from other regions was $24.8 million, reflecting 22% year-over-year growth in reported terms and a 27% increase year over year in constant currencies, in line with expectations for the quarter. Excluding revenue from Printi (Brazil) and Digipri (a brand in our Japan JV), the constant currency year-over-year growth rate was 10%.

Year over year for Q2, currency had a $20.2 million negative impact on reported revenue due to a weakening of all relevant major currencies against the USD.

Sequentially for Q2, all relevant major currencies weakened versus the USD, and there was a $16.2 million negative impact on our revenue as a result.

Slide 13
Quarterly operational metrics were as follows:

•
We processed approximately 8.8 million orders, a decrease of 3% year over year due to lower new and repeat customer orders in Europe and Asia Pacific. Sequentially, the trend reflects our seasonal holiday revenue.

•
Average order value in Q2 was $43.55, up 6% from an average order value of $40.92 in Q2 of last fiscal year with both new and repeat AOV growth in North America, Europe and Asia Pacific. We believe this is a positive sign of improving customer retention. Year-over-year there was a material negative impact on AOV from currency movements.

As noted, we believe the changes we have seen in both AOV and order volume are a result of our customer value proposition changes. For example, as we continue our strategy of reducing the frequency of free and deep discount promotions, we have seen a resulting decline in both the number of new customers and short-term repeat ordering. However, we have seen a consistent trend of higher AOV, for repeat customers in particular.

These metrics do not include trends from Printdeal, Pixartprinting, FotoKnudsen or Printi.

These metrics should be viewed together and not individually, as factors such as currency exchange rate movements, product mix, marketing campaigns, partner performance, seasonality, and the like can impact them.

Slide 14
Additional customer metrics for our business excluding Printdeal, Pixartprinting, FotoKnudsen and Printi for the period ended December 31, 2014, were as follows:

•
Quarterly new customer additions in the second quarter were approximately 2.7 million, down from 2.9 million in Q2 of last fiscal year. New customer counts were flat in North America and Asia Pacific, and declined year over year in Europe due to recent changes to marketing practices.

•
We use the term “implied cost of customer acquisition” or “implied COCA” to describe total advertising expense in a period divided by the number of unique first time customers in that period. The second chart illustrates our implied COCA for the quarter, at approximately $30.78, was up from last quarter and the second quarter of last fiscal year. This is influenced by channel mix as the result of our recent marketing changes in top markets to make discount levels consistent across channels. Year-over-year and sequentially, there was a small currency benefit on COCA.

•
Advertising costs were $83.1 million, or 21.8% of revenue in the quarter. This is slightly higher on an absolute dollar basis year over year, but lower in percentage terms than 22.0% one year ago, despite the YoY increase of COCA. We continue to optimize channel spend and mix particularly in Europe.

Our decisions about marketing spend are based upon longer-term return potential of the customers we acquire. We expect this to fluctuate as we continue through our transition of improving our customer value proposition. This quarter’s dynamic was consistent with what we have seen in recent quarters as we optimize our channel mix within our advertising portfolio: lower new customer adds brought about by a change in the type of customer we are acquiring through offers that rely much less frequently on “free” products, and lower advertising as a percent of revenue, even with higher COCA, as we continue to see traction in our efforts to acquire higher value customers.

Slide 15

Our unique customer metrics on a trailing twelve month basis were as follows:

•	On a TTM basis for the period ended December 31, 2014, unique customer count was 16.6 million, a 2% year-over-year decrease in unique customers.

•
First-time unique customers in the TTM period ending December 31, 2014 declined 6% year over year while unique customers transacting from prior periods grew 4% year over year. The changes to our marketing approach, acquisition channel mix and focus on European customer economics have resulted in a decline in our total TTM new customer adds.

The implied retention rate increased 1 percentage point versus Q1 FY2015.

The operational metrics above include Webs and Albumprinter. These metrics do not include trends from Printdeal, Pixartprinting, FotoKnudsen and Printi.

Slide 16
Average bookings per unique customer on a trailing twelve month basis for the period ended December 31, 2014 was as follows:

•	Per unique customer: $76, reflecting a 6% increase year over year.

•	Per new customer: $56, reflecting 6% year-over-year growth.

•	Per customer transacting in prior periods: $103, reflecting a 3% increase year over year.

The operational metrics above include Webs and Albumprinter. They do not include trends from Printdeal, Pixartprinting, FotoKnudsen and Printi. Currency exchange fluctuations influenced these numbers negatively in this trailing twelve month period.

Slide 17
No notes here - transition slide

Slide 18
Now that we are two quarters into fiscal 2015 and we have passed our seasonal holiday peak, we are providing updated guidance which reflects operational and non-operational changes:

Our revenue outlook has changed as follows:

•
Currencies have continued to move in ways that create a negative impact on our revenue. Our updated revenue guidance has been lowered by about $30 million to reflect this. Some of this reduction since the guidance we provided in October has already been locked into our second quarter results, and the rest is the projected impact on the remainder of the year using a recent 30-day average for relevant currencies.

•
Our constant-currency operational outlook underlying our previous guidance remains essentially unchanged. We are narrowing our constant currency revenue growth expectations toward the mid to upper end of the prior range as we continue to execute well against our targets. This results in expectations for FY 15 constant currency revenue growth of 17% to 20%.

We continue to expect operating margins, EPS, operating cash flow and free cash flow to expand in FY 15 relative to FY 14. Our EPS guidance has been updated to reflect the following items that lower our GAAP EPS guidance but increase our non-GAAP EPS guidance:

•
The impact of recent currency movements on our bottom line is typically more muted than on our top line as natural hedges and below-the-line hedging-related gains would largely offset the impact of the lower revenue. However, our GAAP EPS results are impacted by the non-cash, non-operational currency gains and losses from revaluing U.S. Dollar denominated intercompany loans. The functional currency of the legal entity with the largest of these loans is the Swiss Franc, which has appreciated sharply since its Euro cap was removed. Though our year-to-date results have shown about $17 million in gains on our GAAP income statement, if the Swiss Franc rates stay the same as their average since the move in mid January, we would expect those gains on intercompany loan revaluation to be reversed and we currently estimate that we could incur about $12 million of GAAP losses net of the previous gains.

This is excluded from our non-GAAP EPS guidance as it is a non-operational, non-cash loss, with no cash impact on a consolidated Cimpress level.

•
Our GAAP EPS guidance range has also been updated to include the additional $3.7 million change in fair-value estimate of acquisition-related earn-outs in Q2. This is excluded from our non-GAAP EPS guidance.

•
Our GAAP and non-GAAP EPS guidance ranges have been updated to reflect a lower estimate for our income tax provision. For GAAP results, we expect an effective tax rate of roughly 6% to 7% of pre tax income for the year. This lower estimate is partly due to more favorable forecasted earnings mix, the previously described tax audit settlements, and partly due to an expected benefit from the non-cash currency losses we expect to incur on our intercompany loan revaluation. The tax benefit on the currency losses would be excluded from our non-GAAP results. As we have mentioned previously, we expect our cash taxes to be higher in FY15 than our GAAP tax expense.

•
Our year-to-date profitability has been strong. As mentioned earlier, some of this is timing related or non-operational, however our operational profit outlook has also improved as we progress through the year.

•	We are also narrowing our EPS guidance ranges.

The combined impact of the above items on our GAAP EPS guidance is a reduction of $0.44 at the high end of the range. The combined impact of the above items on our non-GAAP EPS guidance is an increase of $0.14 at the high end of the range.

Slide19
Please note that any further changes to the estimated fair value of acquisition-related earn outs will flow through our GAAP P&L until they are paid out or the earn-out period ends. Although we will continue to exclude these earn-out changes from our non-GAAP results, we have not included any estimated impact from changes in our earn-out liability beyond what we have booked in the first half of FY15.

As we mentioned last quarter, in September we prepared for a private offering of $250 million in senior notes but postponed it before pricing due to market conditions. We continue to be interested in exploring financing opportunities to provide long-term flexibility to make investments. However, because this offering was opportunistic in nature, we determined it was in our best interests to wait for more stable market conditions and/or a specific need for such debt. Please note that our FY 2015 guidance does not include an estimate for additional interest expense if we do launch and close a notes offering or other financing transaction.

Finally, as mentioned previously, the two currency-related items that will impact other income/expense in our GAAP net income statement are challenging to predict. We exclude the unrealized portion of these items from our non-GAAP EPS results. The EPS guidance that we are providing today estimates these impacts using the same currency rates that we use to set our revenue guidance, with the exception of the estimated currency impact on one of our US dollar denominated intercompany loans, which uses a more recent rate for the Swiss Franc due to the recent removal of its Euro cap.

Slide 20
The table above is Cimpress' revenue and EPS guidance as of January 28, 2015. Cimpress specifically disclaims any obligation to update any forward-looking statements, which should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 28, the date of this presentation. Our guidance incorporates completed acquisitions and share repurchases, and outstanding debt obligations, as of January 28, 2015. It does not incorporate any potential future M&A, share repurchase or associated expenses.

Our expectations for the full fiscal year ending June 30, 2015 are as follows:

•
If exchange rates stay the same as they were for the 30-day average in mid-January 2015, we would expect consolidated full year 2015 revenue to be $1,430 million to $1,470 million, an increase of 13% to 16% year over year in U.S. dollars and 17% to 20% in constant currencies. Of course, reported revenue will depend in part on currency exchange rate developments throughout the remainder of the fiscal year.

•
Full fiscal year GAAP EPS, on a diluted basis, is expected to be between $2.00 and $2.30 based on about 33.6 million million weighted average shares outstanding. This would reflect EPS growth of 56% to 80%, and at the revenue and EPS guidance midpoints, implies net income margins of roughly 5.0%, versus net income margins of 3.4% in fiscal 2014.

We are also providing the assumptions noted on our guidance slide to facilitate comparisons with non-GAAP adjusted net income per diluted share.

•
Based on these assumptions, for the full fiscal year 2015, non-GAAP adjusted EPS is expected to be between $3.80 and $4.10, and excludes the following tax-effected estimates: expected acquisition-related amortization of intangible assets of approximately $22.2 million; share-based compensation expense of approximately $21.7 million; charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.2 million; a change in the fair-value estimate of acquisition-related earn-outs of $7.4 million; unrealized currency gains on U.S. Dollar denominated intercompany loans of $11.0 million if currency rates remain the same as the average USD to Swiss Franc rates since mid January; Changes in unrealized gains on currency forward contracts of $2.3 million, or $0.07 per diluted share, based on a recent 30-day currency exchange rate for relevant currencies; and 34.0 million shares outstanding.

•
This would reflect non-GAAP EPS growth of 29% to 39%, and at the revenue and non-GAAP EPS guidance midpoints, implies non-GAAP net income margins of roughly 9.3%, versus non-GAAP net income margins of 8.1% in fiscal 2014.

Slide 21
This chart shows capital expenditures in dollars and as a percentage of revenue for the past several years, and also shows our expectations for fiscal 2015 at the midpoint of our revenue guidance range. For fiscal 2015, we expect capital expenditures of $85 to $95 million, or about 6% to 7% of our revenue guidance midpoint, which is up in absolute dollars versus capital expenditures in fiscal 2014. Our planned capital expenditures in the year will be spread across investments in facilities, manufacturing equipment and IT equipment. We plan to invest about $20 million to $25 million in the expansion of our product lines and other new manufacturing capabilities. We also expect our joint venture in Japan to spend approximately $20 million in FY15 to build a production facility there, all of which we record as CapEx even though our equity ownership in the JV is only 51%.

Our free cash flow expectation for FY15 is that we can show meaningful growth over FY14 due to increased EBITDA and a favorable change in working capital, partially offset by the increase in capital expenditures implied in the guidance above.

Slide 22
In summary, we continue to focus on the strategic and operational priorities that we articulated at our Investor Day in August and over the past few years. We have three clear priorities, described above.

We are pleased with our performance in the first half of the year. We are seeing more signs that our Vistaprint brand repositioning is gaining traction, though we still have more work to do here. Our recent investments and acquisitions continue to perform well. We remain confident in our approach and ability to execute over the long term for the benefit of our customers, employees, and long-term shareholders.